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                                                                    EXHIBIT 99.1
STM Wireless, Inc.
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                                               For Further Information, Contact:

                                                             Investor Relations:
                                                  Lippert/Heilshorn & Associates
                                                                   Keith Lippert
                                                                  (212) 838-3777
                                                                    Kris Otridge
                                                                  (415) 433-3777

                                                       Marketing Communications:
                                                             STM Network Systems
                                                                   Bettina Barry
                                                                  (770) 623-6363

                                                          Web Site: www.stmi.com


         STM WIRELESS, INC. ANNOUNCES PRELIMINARY FOURTH QUARTER AND
                             TWELVE-MONTH RESULTS

     IRVINE, CALIFORNIA, March 11, 1999 - STM WIRELESS, INC. (STM), (NASDAQ NM
Symbol: STMI) today announced preliminary results for the quarter and year-ended December 31, 1998. The Company announced that it anticipates that revenue for the fourth quarter will be approximately $10.3 million and that the Company will incur a net loss in the range of approximately $10.5 million to $11.5 million or $1.48 to $1.63 per share. The net loss for the quarter includes approximately $6.0 million of non-cash charges associated primarily with taxes and inventory reserves. For the year, the Company estimates that revenue will be approximately $40.6 million and the net losses will be between approximately $10.1 million to $11.1 million, or $1.43 to $1.57 per share. The Company noted that the year end audit has not been completed and the above results are, therefore, preliminary and subject to change. The results for the fourth quarter were significantly impacted by the continuing weakness in the developing regions of Asia and Latin America that historically have comprised a large segment of the Company's market base.

     In addition, the Company announced that results in the first quarter ending March 31, 1999 are expected to be significantly below expectations, with further losses due to continuing weakness in the overseas markets where economic uncertainty is impairing the purchase cycle for STM's rural telephony products. Results for the first quarter are also expected to be adversely impacted by expected reserves for the currency devaluation in Brazil and anticipated charges resulting from the planned restructuring noted below.
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STM Wireless, Inc.
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     Addressing the expected results described above, the Company today announced it intends to implement a restructuring of its organization. As part of this restructuring, the Company announced that it would reduce its workforce and take other actions to reduce operating expenses to a level that is commensurate with expected revenues. In addition, STM announced that Jack Acker, the President of STM Network Systems Division, has resigned effective immediately from his operating post and from the Company's Board of Directors.

     STM Wireless, Inc., headquartered in Irvine, California (Web Site: www.stmi.com), is an international provider of communication solutions for rural telephony applications and satellite data networks with equipment installed in over 90 countries. The Company operates as two independent, but complementary businesses: STM Network Systems (STM-NS), which supplies satellite network systems worldwide and Direc-to-Phone International, Inc. (DTPI) (Web Site: www.directophone.com), a majority-owned subsidiary, which is a leading provider of fixed-station telephony services in countries and regions with low telephone density. DTPI uses products manufactured by STM-NS to enter into long-term agreements with local partners to provide satellite communications services.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
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1995:
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The operating results for the fourth quarter and the twelve months ended
December 31, 1998 are preliminary and are subject to change depending upon finalization of the audit. This release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, in
Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties that may cause actual future results or results different materially and adversely from those described in the forward looking statements. For example, there can be no assurance that projected cash savings from the restructuring will be achieved or that the Company will be able to generate sufficient revenue to maintain liquidity. Additional important factors that may cause a difference between projected and actual results for the Company include, but are not limited to, future capital requirements, the long-term cycle involved in completing major contracts, particularly in foreign markets, political and economic risks involved in foreign markets and foreign currencies, increasing competitive pressures, and general economic conditions, technological advances, the timing of new product introductions, and the timing of operating and other expenditures, and other factors discussed in the Company's
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STM Wireless, Inc.
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filings from time to time with the Securities Exchange Commission, including but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and the Form 10-Q's for the first three quarters of fiscal 1998. The Company disclaims any obligation to revise or update any forward looking statement that may be made from time to time by it or on its behalf.